December 8, 2005


Mail Stop 3561

Via US Mail and Facsimile

Mr. Greg Smith
Chief Executive Officer and Chief Financial Officer
ERF Wireless, Inc.
2911 South Shore Blvd., Suite 100
League City, Texas 77573

Re:	ERF Wireless, Inc.
	Form 10-KSB for the year ended December 31, 2004
	Forms 10-QSB for the periods ended March 31, 2005, June 30,
2005
and
      September 30, 2005
	Commission file #: 000-27467

Dear Mr. Smith:

	We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.

							Sincerely,



Linda Cvrkel
Branch Chief